SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 5, 2003

(Date of earliest event reported)

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27488	94-3136539
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3160 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 855-0555

Item 7.	Financial Statements and Exhibits.

(c)  Exhibits.

    99.1        Press release issued by Incyte Corporation dated May 5, 2003

Item 9.	Regulation FD Disclosure.

In accordance with Securities and Exchange Commission Release Nos. 33-8216 and 34-47583, the following information, which is intended to be furnished under Item 12, “Results of Operations and Financial Condition,” is instead being furnished under Item 9, “Regulation FD Disclosure.” The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On May 5, 2003, Incyte Corporation (“Incyte”) issued a press release regarding Incyte’s financial results for its first fiscal quarter ended March 31, 2003. The full text of Incyte’s press release is furnished herewith as Exhibit 99.1.

Non-GAAP financial measures are presented in the earnings press release. The non-GAAP financial measures used in the earnings release include (i) a measure of operating expenses for the quarter ended March 31, 2003, that excludes an in-process research and development charge of $28.1 million associated with the company’s acquisition of Maxia Pharmaceuticals, Inc. and an increase to previously established restructuring reserves of $1.1 million and (ii) a measure of net loss for the quarter ended March 31, 2003, that in addition to excluding the in-process research and development charge related to the Maxia acquisition and increase to previously established restructuring reserves, excludes a $1.9 million write down of a long term investment.

Incyte management believes that the non-GAAP information is useful to investors because it can allow investors to better distinguish the underlying trends in the company’s business. In addition, the non-GAAP presentations of operating expenses and net loss are used by management to monitor and evaluate on-going operating results and trends, excluding certain items, and represent the measures that management believes the company’s analysts and investors use to follow the company and its performance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2003.

INCYTE CORPORATION

By:	/s/ LEE BENDEKGEY
Lee Bendekgey Executive Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release issued by Incyte Corporation dated May 5, 2003